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                                                                   EXHIBIT 23.2




                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders
Allied Communications, Inc. and Affiliates:

We have audited the accompanying combined balance sheets of Allied Communications, Inc. and Affiliates as of December 31, 1995, and the related combined statements of income, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects the combined financial position of Allied Communications, Inc. and Affiliates as of December 31, 1995 and the combined results of their operations and their cash flows for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.

As described in Note 12, the 1995 combined financial statements were restated to reflect an increase in cost of sales and accounts payable.



                                             /s/ Coopers & Lybrand LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 24, 1997